     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1997
                                                      REGISTRATION NO. 333-22013
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                        LONG BEACH FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)
                                      6162
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)
                                   33-0739843
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                               ------------------
                      1100 TOWN & COUNTRY ROAD, SUITE 900
                            ORANGE, CALIFORNIA 92868
                                 (714) 541-5378
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                                 M. JACK MAYESH
                            CHIEF EXECUTIVE OFFICER
                        LONG BEACH FINANCIAL CORPORATION
                      1100 TOWN & COUNTRY ROAD, SUITE 900
                            ORANGE, CALIFORNIA 92868
                                 (714) 541-5378
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ------------------

                                WITH COPIES TO:

                              ROBERT E. DEAN, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                                  4 PARK PLAZA
                         IRVINE, CALIFORNIA 92614-8557
                                 (714) 451-3800
                             BRUCE R. HALLETT, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                        4675 MACARTHUR COURT, SUITE 1000
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 752-7535

                               ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------
                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                                                  PROPOSED
                                                                PROPOSED          MAXIMUM
                                                                MAXIMUM          AGGREGATE
TITLE OF EACH CLASS OF                      AMOUNT TO BE     OFFERING PRICE       OFFERING         AMOUNT OF
  SECURITIES TO BE REGISTERED              REGISTERED(1)      PER SHARE(2)        PRICE(2)      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
share...................................     25,000,000          $12.00         $300,000,000        $90,910
================================================================================================================

(1) Includes shares subject to the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 based on an estimate of the maximum offering price.
                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the offering (all of which will be borne by Long Beach Mortgage Company ("Old Long Beach")) are as follows:

                                     EXPENSES                                AMOUNT
        ------------------------------------------------------------------  --------
        Securities and Exchange Commission Registration Fee...............  $ 90,910
        National Association of Securities Dealers, Inc. Filing Fee.......    30,500
        Nasdaq Listing Fee................................................    50,000
        Printing Expenses.................................................   150,000
        Legal Fees and Expenses...........................................   300,000
        Transfer Agent and Registrar Fees.................................     2,000
        Accounting Fees and Expenses......................................   200,000
        Blue Sky Fees and Expenses........................................    10,000
        Miscellaneous Expenses............................................    16,590
                                                                            --------
                  Total...................................................  $850,000
                                                                            ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the GCL, the Company's Certificate of Incorporation and Bylaws each provide that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     The Company's Certificate of Incorporation requires the Company to indemnify any person (or the estate of any person) who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company and whether civil, criminal, administrative or investigative or otherwise by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses incurred (including attorneys' fees), judgments, fines and amounts paid in settlement. Any such expenses shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.

     Notwithstanding the foregoing, the Company will not make such an advance if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested Directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs) by independent legal counsel to the Company, that, based upon the facts known to the Board of Directors or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Company or its stockholders, and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of the Certificate of Incorporation or Bylaws, as applicable.

     The Company may, to the fullest extent permitted by the GCL, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Company may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided in the Certificate of Incorporation.

     The Company may, but only to the extent that the Board of Directors may authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions described above as it applies to the indemnification and advancement of expenses of directors and officers of the Company.

     The Company anticipates obtaining a policy of directors' and officers' liability insurance prior to the completion of the Offering.

     The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company, its directors, officers and controlling persons against certain liabilities.

     The Company will enter into indemnification agreements (the "Indemnification Agreements") with its executive officers and directors. These Indemnification Agreements require the Company to indemnify, in the manner and to the fullest extent permitted by the GCL, each executive officer and director if he or she is or was a party to, or is threatened to be made a party to, any action, suit or proceeding individually or in the right of the Company or any subsidiary of the Company, by reason of (a) the fact that such executive officer or director is or was an executive officer or director of the Company or any subsidiary and/or (b) the fact that such executive officer or director is or was serving at the request of the Company as a director or officer of another corporation or other enterprise. The indemnification extends to all expenses as incurred (including attorneys' fees), judgments, fines and amounts paid in settlement of such action, suit or proceeding. The

Company must further advance, within 20 days of a written request, all expenses incurred by the executive officer or director in connection with the investigation, defense, settlement or appeal of any such action or proceeding; provided, however, that the executive officer or director must repay such amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company. Notwithstanding the foregoing, the Company will not make such an advance if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested Directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs) by independent legal counsel to the Company, that, based upon the facts known to the Board of Directors or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Company or its stockholders, and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of the Indemnification Agreement. Under the Indemnification Agreements, the executive officers and directors are permitted to petition the court to seek recovery of amounts due under the Indemnification Agreements and to recover the expenses of seeking such recovery if he or she is successful. Absent the Indemnification Agreements, indemnification that might be made available to executive officers and directors could be changed by amendments to the Company's Certificate of Incorporation or Bylaws. Benefits under the Indemnification Agreements are not available, however, to indemnify an executive officer or director (a) with respect to proceedings or claims initiated by the executive officer or director that are not by way of defense (unless authorized by the Board of Directors);
(b) with respect to liability for transactions from which the executive officer or director derived an improper personal benefit; (c) if the executive officer or director is determined to have committed acts of active and deliberate dishonesty; (d) for expenses or liabilities that have been paid to the executive officer or director under an insurance policy maintained by the Company or otherwise by any other means; or (e) for an accounting of profits realized from the purchase and sale of securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The Company issued one share of its common stock to Old Long Beach on January 31, 1997, in consideration of $1,000 in cash. The Company is issuing an additional 24,999,999 shares of its common stock to Old Long Beach in consideration of the contribution to the Company by Old Long Beach of the assets and personnel related to Old Long Beach's broker-sourced mortgage lending and loan sales operations and approximately $40 million in cash. These issuances to Old Long Beach constitute private placement exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to the exemption provided by Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
  *1.1   Form of Underwriting Agreement
  *3.1   Amended and Restated Certificate of Incorporation of Long Beach Financial
         Corporation
  *3.2   Bylaws of Long Beach Financial Corporation
  *4.1   Specimen of the Common Stock of Long Beach Financial Corporation
   5.1   Opinion of Gibson, Dunn & Crutcher LLP
  *8.1   Opinion of Gibson, Dunn & Crutcher LLP
  10.1   Form of Administrative Services Agreement, among Long Beach Mortgage Company, Long
         Beach Financial Corporation and Ameriquest Mortgage Corporation
  10.2   Form of Master Sub-Servicing Agreement, between Long Beach Mortgage Company and Long
         Beach Financial Corporation
  10.3   4/97 Senior Secured Credit Agreement, among Ameriquest Mortgage Corporation and
         Texas Commerce Bank National Association, as Lender and Agent
 *10.4   Form of Director/Officer Indemnification Agreement
  10.5   Form of Contribution Agreement, between Ameriquest Capital Corporation, Long Beach
         Mortgage Company, Long Beach Financial Corporation and Ameriquest Mortgage
         Corporation
 *10.6   1997 Stock Incentive Plan
 *10.7   Employment Agreement, between Long Beach Financial Corporation, Ameriquest Mortgage
         Corporation and M. Jack Mayesh
 *10.8   Employment Agreement, between Long Beach Financial Corporation, Ameriquest Mortgage
         Corporation and Edward Resendez
 *10.9   Employment Agreement, between Long Beach Financial Corporation, Ameriquest Mortgage
         Corporation and Frank J. Curry
*10.10   Employment Agreement, between Long Beach Financial Corporation, Ameriquest Mortgage
         Corporation and James H. Leonetti
*10.11   Employment Agreement, between Long Beach Financial Corporation, Ameriquest Mortgage
         Corporation and James J. Sullivan
*10.12   Department of Justice Settlement Agreement
 *21.1   List of Subsidiaries
 *23.1   Consent of Deloitte & Touche LLP
 *23.2   Consent of Deloitte & Touche LLP
  23.3   Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
 *23.4   Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8.1)
 *24.1   Power of Attorney (included on signature page)
 *27     Financial Data Schedule


---------------
 * Previously filed.


     (b) Financial Statement Schedules.


     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the applicable instructions or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising out of the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orange, State of California, on April 15, 1997.


                                          LONG BEACH FINANCIAL CORPORATION

                                          By:                  *

                                            ------------------------------------
                                            M. Jack Mayesh
                                            Chairman of the Board of Directors
                                            and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.


                SIGNATURE                                 TITLE                     DATE
------------------------------------------  ---------------------------------  ---------------
*                                           Chairman of the Board of           April 15, 1997
------------------------------------------  Directors and Chief Executive
M. Jack Mayesh                              Officer (Principal Executive
                                            Officer)

*                                           Chief Financial Officer,           April 15, 1997
------------------------------------------  Senior Vice President
James H. Leonetti                           (Principal Financial Officer)

*                                           Controller                         April 15, 1997
------------------------------------------  (Principal Accounting Officer)
Brett Atkinson

*                                           President, Director                April 15, 1997
------------------------------------------
Edward Resendez

*                                           Director                           April 15, 1997
------------------------------------------
David S. Engelman

*                                           Director                           April 15, 1997
------------------------------------------
C. Stephen Mansfield

*By: /s/ JAMES J. SULLIVAN                                                     April 15, 1997
     -------------------------------------
     James J. Sullivan
     Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                   DESCRIPTION                                     PAGE
------    -------------------------------------------------------------------------  ------------
 *1.1     Form of Underwriting Agreement...........................................
 *3.1     Amended and Restated Certificate of Incorporation of Long Beach Financial
          Corporation..............................................................
 *3.2     Bylaws of Long Beach Financial Corporation...............................
 *4.1     Specimen of the Common Stock of Long Beach Financial Corporation.........
  5.1     Opinion of Gibson, Dunn & Crutcher LLP...................................
 *8.1     Opinion of Gibson, Dunn & Crutcher LLP...................................
 10.1     Form of Administrative Services Agreement, among Long Beach Mortgage
          Company, Long Beach Financial Corporation and Ameriquest Mortgage
          Corporation..............................................................
 10.2     Form of Master Sub-Servicing Agreement, between Long Beach Mortgage
          Company and Long Beach Financial Corporation.............................
 10.3     4/97 Senior Secured Credit Agreement among Ameriquest Mortgage
          Corporation and Texas Commerce Bank National Association, as Lender and
          Agent....................................................................
*10.4     Form of Director/Officer Indemnification Agreement.......................
 10.5     Form of Contribution Agreement, between Ameriquest Capital Corporation,
          Long Beach Mortgage Company, Long Beach Financial Corporation and
          Ameriquest Mortgage Corporation..........................................
*10.6     1997 Stock Incentive Plan................................................
*10.7     Employment Agreement, between Long Beach Financial Corporation,
          Ameriquest Mortgage Corporation and M. Jack Mayesh.......................
*10.8     Employment Agreement, between Long Beach Financial Corporation,
          Ameriquest Mortgage Corporation and Edward Resendez......................
*10.9     Employment Agreement, between Long Beach Financial Corporation,
          Ameriquest Mortgage Corporation and Frank J. Curry.......................
*10.10    Employment Agreement, between Long Beach Financial Corporation,
          Ameriquest Mortgage Corporation and James H. Leonetti....................
*10.11    Employment Agreement, between Long Beach Financial Corporation,
          Ameriquest Mortgage Corporation and James J. Sullivan....................
*10.12    Department of Justice Settlement Agreement...............................
*21.1     List of Subsidiaries.....................................................
*23.1     Consent of Deloitte & Touche LLP.........................................
*23.2     Consent of Deloitte & Touche LLP.........................................
 23.3     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).........
*23.4     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8.1)
*24.1     Power of Attorney (included on signature page)...........................
*27       Financial Data Schedule..................................................


---------------

 * Previously filed.